Exhibit 10.23.1^

AMENDMENT NO. 1 TO PURCHASE AGREEMENT

AMENDMENT NO. 1 TO PURCHASE AGREEMENT, dated as of May 20, 2026 (this “Amendment”), by and among LONGEVERON INC., a Delaware corporation (the “Company”), and each of the entities (each, an “Investor” and together, the “Investors”) listed on Exhibit A attached to that certain Purchase Agreement, dated as of March 10, 2026, by and among the Company and the Investors (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Purchase Agreement.

RECITALS

A. The Company and the Investors entered into the Purchase Agreement, pursuant to which, among other things, the Company agreed to sell, and the Investors agreed to purchase, certain Securities and the PRV Interest on the terms and conditions set forth therein.

B. The Company and the Investors desire to amend the Purchase Agreement in order to, among other things, clarify the Investors’ rights and interests with respect to the PRV Interest in connection with a potential transfer of the Company’s laromestrocel program for Hypoplastic Left Heart Syndrome.

C. Pursuant to Section 10.15 of the Purchase Agreement, the Purchase Agreement may be amended by the written consent of the Company and the Investors of at least a majority in interest of the Securities then held by the Investors (determined as if all of the Preferred Shares then outstanding have been converted without regard to any limitations on the conversion of such Preferred Shares), and the requisite Investors have consented to this amendment and restatement.

D. The Company and the Investors desire to amend, modify and waive certain provisions under the Purchase Agreement as set forth in this Amendment.

AGREEMENT

In consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors agree as follows:

1. Amendments to Section 1.1 of the Purchase Agreement.

a. The following definitions are hereby added to Section 1.1 of the Purchase Agreement in their relevant alphabetical location:

““HLHS Program” means the Company’s laromestrocel program for Hypoplastic Left Heart Syndrome, including all regulatory filings, clinical data, intellectual property, know- how and other assets relating thereto.”

““Program Transfer” means any sale, transfer, assignment, license, conveyance or other disposition (whether by merger, asset sale, exclusive license or otherwise) of all or substantially all of the HLHS Program, or any material portion thereof sufficient to enable the transferee to seek or obtain regulatory approval from the FDA for the HLHS Program, to any Person other than a wholly-owned subsidiary of the Company.”

““Program Transferee” means any Person that acquires or receives all or any portion of the HLHS Program pursuant to a Program Transfer.”

b. Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the following definition in its entirety to read as follows:

““PRV Interest” means 50% of the proceeds received by the Company or any Program Transferee, as applicable, from a sale of the PRV, as contemplated in Section 5.13, after deducting any necessary and documented third-party fees or charges associated with such sale.”

2. Amendment and Restatement of Section 5.13 of the Purchase Agreement. Section 5.13 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Priority Review Voucher.

(a) The Company hereby covenants and agrees that, in the event the Company receives from the FDA a Rare Pediatric Disease Priority Review Voucher (“PRV”) in connection with the HLHS Program, the Company shall use commercially reasonable efforts to sell the PRV to a third party in a bona fide arm’s length transaction. Upon the sale of the PRV, the Company shall direct that the proceeds relating to the PRV Interest shall be paid directly to the Investors at the closing of the PRV sale. Such distribution of the PRV Interest proceeds shall be made to the Investors on a pro rata basis in accordance with each Investor’s relative ownership of the Preferred Stock as of the date of the PRV sale. The Investors acknowledge and agree that upon the conversion of the Preferred Stock prior to the PRV sale, they are foregoing a portion of their respective interest in the PRV Interest and are ratably increasing the interest of other Investors who do not convert Preferred Stock proportionately. If all Preferred Stock has been converted prior to the sale of the PRV, then the last-to-convert Investor will be entitled to all of proceeds arising from the PRV Interest.

(b) In the event of a Program Transfer, the Company shall include provisions in the documentation effecting the Program Transfer wherein the Program Transferee expressly assumes and agrees to the obligations set forth in Section 5.13(a), including: (i) to use commercially reasonable efforts to sell any PRV received by the Program Transferee in connection with the HLHS Program to a third party in a bona fide arm’s length transaction; (ii) to pay the PRV Interest directly to the Investors upon the sale of such PRV; and (iii) to require any subsequent transferee of the HLHS Program to undertake and assume the same obligations on substantially the same terms.

(c) In connection with any Program Transfer, the Company shall provide Investors holding Preferred Stock at such time with written notice of such intended Program Transfer prior to the closing of the same.

3. Effect. Except as provided above, the provisions of the Purchase Agreement are hereby ratified and confirmed in all respects. This Amendment shall be construed with and interpreted as part of the Purchase Agreement, and all references to the Purchase Agreement in the Purchase Agreement shall, unless the context otherwise requires, mean the Purchase Agreement as amended by this Amendment.

4. Miscellaneous. Sections 10.2 (Notices), 10.3 (Consent to Electronic Notice), 10.4 (Severability), 10.5 (Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury), 10.6 (Waiver), 10.8 (Assignment), 10.11 (Third Parties), 10.13 (Headings), 10.14 (Counterparts), 10.15 (Entire Agreement; Amendments), 10.17 (Contract Interpretation) and 10.18 (Arm’s Length Negotiations) of the Purchase Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

LONGEVERON INC.

By:	/s/ Stephen Willard
Name:	Stephen Willard
Title:	CEO

[Signature Page to Amendment No. 1 to Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INVESTOR:

COASTLANDS CAPITAL PARTNERS LP

By:	/s/ Mark Shamia
Name:	Mark Shamia
Title:	Chief Financial Officer

Address:
601 California Street, Suite 1210
San Francisco, CA 94108
Email: mark@coastlands.capital

[Signature Page to Amendment No. 1 to Purchase Agreement]